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                                                                EXHIBIT B-1


               [Form of Opinion of Counsel to the Borrower]


                                                        _____________, 199_


To The Chase Manhattan Bank (National Association), as Administrative Agent, and the Banks party to the [Amended and Restated] Loan Agreement referred to below


Ladies and Gentlemen:

          We have acted as counsel to _____________ (the "Borrower") in connection with the [Amended and Restated] Loan Agreement dated as of _________, 199_ (the "Subsidiary Loan Agreement") between the Borrower and The Chase Manhattan Bank (National Association), as administrative agent for the lenders identified on Schedule I thereto (the "Administrative Agent").
                                       ____________________
This opinion is being delivered to you pursuant to Section 6.01(c) of the Subsidiary Loan Agreement. Capitalized terms not otherwise defined herein are used with the meanings given them in the Second Amended and Restated Credit Agreement, dated as of December 22, 1994, between Infinity Broadcasting Corporation ("Infinity"), each of the lenders identified under the caption
  ________
"BANKS" on the signature pages thereof (the "Banks"), the
                                             _____
Administrative Agent, Bank of America Illinois, Bank of Montreal, The Bank of New York, Chemical Bank, Compagnie Financiere de CIC et de l'Union Europeenne, The First National Bank of Boston and National Westminster Bank USA, as Co-Agents for the Banks, and Chemical Bank, as Collateral Agent for the Banks.

          In so acting, we have participated in the preparation of the Subsidiary Loan Agreement and the Credit Documents. We have also examined and relied upon the representations and warranties as to factual matters contained in or made pursuant to the Credit Documents and certificates of officers of the Borrower and examined and relied upon the originals, or copies certified or otherwise identified to our satisfaction, of such records, documents, certificates and other instruments, and have made such other investigations, as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

          In rendering our opinion we have assumed the due authorization, execution and delivery of each document referred to herein by all parties to such document other than the Borrower.

              Opinion of Counsel to the Borrower
              __________________________________

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                                    - 2 -

          Based upon the foregoing, we are of the opinion that:

          1. The Borrower is a corporation duly incorporated, validly existing and in good standing under the laws of the State of [__________] and has the necessary corporate power to execute, deliver and to perform its obligations under the Credit Documents and to borrow under the Subsidiary Loan Agreement [and to accept and assume the loan obligations assigned to it under the Assignment Agreement]. The Borrower is duly qualified to transact business in the State of [________________].

          2. The execution and delivery by the Borrower of the Credit Documents and the performance by the Borrower of its obligations under the Credit Documents have been duly authorized by all necessary corporate action on the part of the Borrower and do not violate any provision of the charter or by-laws of the Borrower, or any provision of any federal or New York law or regulation applicable to the Borrower, or result in the breach of, or constitute a default or require any consent under, or (except for Permitted Liens) result in the creation of any Lien upon any of the Properties of the Borrower pursuant to any indenture or other agreement or instrument listed on Exhibit A hereto, except for any such violation, breach, default, Lien or failure to obtain a consent that would not have a Material Adverse Effect.

          3. Each of the Credit Documents constitutes the legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its respective terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws of general applicability relating to or affecting the enforcement of creditors' rights and (b) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). We express no opinion as to (i) whether a federal or state court outside of the State of New York would give effect to the choice of New York law provided for in the Subsidiary Loan Agreement, (ii) the second sentence of Section 10.08 of the Subsidiary Loan Agreement, insofar as such sentence relates to the subject matter jurisdiction of the United States District Court for the Southern District of New York to adjudicate any controversy related to the Subsidiary Loan Agreement or the Notes, (iii) the waiver of inconvenient forum set forth in Section 10.08 of the Subsidiary Loan Agreement or (iv) Section 10.09 of the Subsidiary Loan Agreement. For purposes of this paragraph, we wish to note that
(y) provisions of the Subsidiary Loan Agreement which permit any Agent or any Bank to take action or make determinations may be

              Opinion of Counsel to the Borrower
              __________________________________

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                                    - 3 -

subject to a requirement that such action be taken or such determinations be made on a reasonable basis and in good faith and (z) a holder of a Note may, under certain circumstances, be called upon to prove the outstanding amount of the Loans evidenced thereby.

          4. No authorization, consent or approval of, and no filing or registration with, any governmental authority of the State of New York or the United States is required on behalf of the Borrower in connection with the execution or delivery by the Borrower of the Credit Documents or the performance by the Borrower of the Credit Documents, except (a) the filings referred to in Section 7.05(a) of the Subsidiary Loan Agreement and (b) authorizations, consents, approvals, filings or registrations which, if not obtained or made, as the case may be, would not reasonably be likely to have a Material Adverse Effect.

          In rendering the opinions in paragraph 2 above, we have assumed that at the time of incurrence of any Loan by the Borrower, such Loan would be permitted by the terms of Section
4.11 of the Senior Subordinated Indenture.

          In rendering the foregoing opinion, with your permission, we express no opinion as to the effect of any federal or state laws regarding fraudulent conveyances, or of provisions of Delaware or New York law restricting dividends, loans or other distributions by a corporation or for the benefit of its stockholders, on the validity or enforceability of any of the Subsidiary Loan Documents.

          This opinion is limited to laws of the State of New York, the federal laws of the United States of America (other than the Federal Communications Act of 1934, as amended, and the regulations promulgated thereunder) and the General Corporation Law of the State of Delaware.

                              Very truly yours,


              Opinion of Counsel to the Borrower
              __________________________________

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